EXHIBIT 10.12

                                COMMERCIAL LEASE

        Lease Agreement entered into as of this 1st day of November, 1995, by and between Janice M. Bouchard, Trustee of Authority Drive Realty Trust, 180 Authority Drive, Fitchburg, Massachusetts, under declaration of trust dated July 13, 1995, and recorded in the Worcester North District Registry Of Deeds at Book 2732, Page 52 (hereinafter referred to as the "Lessor"), and Precision Optics Corporation, Inc., 22 East Broadway, Gardner, Massachusetts (hereinafter referred to as the "Lessee").

        1. The Lessor does hereby lease, demise and let unto the Lessee those premises described as follows:

        Approximately Eight Thousand, Four Hundred Sixteen (8,416) square feet within the building located at 190 Authority Drive, Fitchburg, Massachusetts, together with the right to use in common with the Lessor and any other tenants of Lessor, the landscaped grounds, parking and truck access to the premises located at 180 - 190 Authority Drive, Fitchburg, Massachusetts (hereinafter referred to as the "demised premises" or the "leased premises"), being a portion of the premises described in a Deed dated July 13, 1995, and recorded in the Worcester North District Registry Of Deeds at Book 2732, Page 57. Please see Exhibit "A" of the Commercial Lease attached hereto.

         The Lessor and Lessee agree that the leased premises shall be measured (in accordance with BOMA/ANSI standards) after the date of commencement of this Lease to confirm the actual square footage, which will then be used for purposes of the annual fixed rental rate established in Paragraph 3 below. (Any credit due Lessee because the actual amount of space is less than the amount indicated in this paragraph will be deducted by Lessee against the next installment(s) of rent due under this Lease and any payment owed by Lessee because of underpayment shall be paid by Lessee with the next installment(s) of rent due under this Lease.

         2. The term of the Lease shall be for three (3) years commencing on November 1, 1995, and ending on October 31, 1998.

         3. The annual fixed rent shall be paid by Lessee to Lessor at an address provided by Lessor to Lessee in equal monthly installments as follows:

                                                                                       AMOUNT PER
    YEAR              ANNUAL                           MONTHLY                        SQUARE FOOT
    ----              ------                           -------                        -----------
       1          $50,496.00                         $ 4,208.00                             $6.00
       2          $53,020.08                         $ 4,418.50                             $6.30
       3          $55,671.84                         $ 4,639.32                             $6.62

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         4. In addition to the annual fixed rent,  Lessee shall pay its pro rata share of real estate taxes (quarterly or as invoiced by the City Assessor for the City of Fitchburg), fire and casualty insurance and common area maintenance (driveways, parking lots, landscaping and the like), which pro rata share shall be equal to thirty-three (33%) percent (approximate percentage of building leased by Lessee) of said costs attributable to the building and land located at 190 Authority Drive, Fitchburg, Massachusetts, 01420. Lessee shall pay Lessor its pro rata share of such expenses within twenty (20) days of receipt of an invoice from Lessor (including appropriate backup such as copies of tax bills, casualty insurance invoices and other matters).

         5. Upon the execution of this Commercial Lease, Lessee shall pay to Lessor a security deposit in the amount of $8,000.00, which security deposit shall be held in escrow by Lessor, with all interest being retained by Lessor, for the term of this Lease. Lessor shall return the security deposit to Lessee within thirty (30) days of the expiration of the term of this Lease, provided Lessee is not in default of the terms of this Commercial Lease. In the event Lessee is in default of any of the terms of this Commercial Lease. Lessor shall use the security deposit to cure the defaults and shall return any unused portion to Lessee within a reasonable time, not to exceed sixty (60) days, after said defaults are completely cured.

         6. Lessee shall be responsible for and pay, as they become due, all bills for electricity, water, sewer and other utilities (whether they are used for furnishing heat or other purposes) that are furnished to the leased premises and all bills for fuel, solely to the extent such bills relate to actual use of such utilities by Lessee with respect to its occupancy of the leased premises. Notwithstanding this provision, Lessee acknowledges and recognizes any and all of its additional obligations concerning utilities which are contained in this Commercial Lease.

        Upon execution of this Commercial Lease, Lessor shall make arrangements with an insured contractor to separately meter the gas consumption between the demised premises and the remaining unleased area of the premises situated at 190 Authority Drive, Fitchburg, Massachusetts. Lessor agrees that such work shall be completed within thirty (30) days of the execution of this Commercial Lease.

         Upon Lessor leasing said remaining unleased area of the premises situated at 190 Authority Drive, Fitchburg, Massachusetts to another tenant, other than Priority Manufacturing, Inc. and/or Mar-Lee Mold, Inc., which shall use this remaining space for temporary storage of plastic resin during construction activity at 180 Authority Drive, Fitchburg, Massachusetts, the Parties shall make arrangements with an insured contractor to separately meter the electrical consumption between the demised premises and the remaining portion of the premises situated at 190 Authority Drive, Fitchburg, Massachusetts. Until such time as said unleased premises are leased, Lessee shall pay any and all bills for electricity for the premises at 190 Authority Drive, Fitchburg, Massachusetts. Notwithstanding the terms of this paragraph, Lessor agrees to monitor the activities of Priority Manufacturing, Inc. and/or

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Mar-Lee Mold, Inc. to assure that they efficiently operate the lighting when moving materials within said remaining unleased area.

         Lessor and Lessee shall equally divide the proposed utility separation cost up to a total cost of $4,500.00. Should the actual cost exceed $4,500.00, Lessee shall not be responsible for any amount in excess of $2,250.00, and the Lessor shall pay all such excess. Upon execution of this Commercial Lease, Lessee shall pay to Lessor $1,125.00, which represents one-half (1/2) of the anticipated costs to Lessee of the separation of the gas metering.

         Upon execution of this Commercial Lease, Lessee shall make immediate arrangements with the City Of Fitchburg for direct billing of the water and sewer use of 190 Authority Drive, Fitchburg, Massachusetts, to Lessee. In the event said remaining unleased area of the premises situated at 190 Authority Drive, Fitchburg, Massachusetts, are leased, Lessor and/or said new tenant shall make arrangements with the City Of Fitchburg for direct billing of the water and sewer use of 190 Authority Drive, Fitchburg, Massachusetts, to said new tenant and thereafter the bills for water and sewer consumption shall be prorated for all tenants of 190 Authority Drive, Fitchburg, Massachusetts, based on actual use.

         7. As the utility room for 190 Authority Drive, Fitchburg, Massachusetts is situated within the demised premises, in the event said remaining unleased area is leased, Lessee shall allow any new tenant(s) reasonable access to the utility room for all necessary purposes associated with the utility room.

         8. Lessee intends to utilize the demised premises for light manufacturing and office purposes, shipping and receiving and for uses ancillary thereto. No trade or occupation shall be conducted on the leased premises or use made thereof which shall be unlawful, improper, noisy, offensive, or contrary to any law or regulation, including but not limited to the rules and regulations promulgated by the City Of Fitchburg Redevelopment Authority for 231 Industrial Park; the Zoning By Laws of the City of Fitchburg, Massachusetts; the laws and regulations of the Commonwealth Of Massachusetts, including M.G.L. c. 21E; and the laws and regulations of the United States Of America. In addition, Lessee agrees that no use shall be made of the leased premises which materially interferes with the use being made of the premises located at 180 Authority Drive, Fitchburg, Massachusetts and any use which may be made of the remaining unleased area of the premises located at 190 Authority Drive, Fitchburg, Massachusetts.

         9. Lessee shall indemnify and hold harmless Lessor from and against any loss, damage, liability, costs or expense, including without limitation, reasonable attorney's fees, suffered by Lessor by reason of the release, discharge, storage or use by Lessee, its agents, and invitees on the demised premises or the property located at 180 - 190 Authority Drive, Fitchburg, Massachusetts, after the commencement date of this Commercial Lease, of any oil, hazardous materials or hazardous waste, as defined from time to time under applicable state and federal laws or regulations.

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        Likewise,  Lessor  shall  indemnify  and hold  harmless  Lessee from and against any loss, damage, liability, costs or expense, including without limitation, reasonable attorney's fees, suffered by Lessee by reason of the release, discharge, storage or use by Lessor, its agents, and invitees on the demised premises or the property located at 180 - 190 Authority Drive, Fitchburg, Massachusetts of any oil, hazardous materials or hazardous waste, as
defined  from  time  to  time  under   applicable  state  and  federal  laws  or
regulations.

        Upon execution of this Commercial Lease, Lessee shall provide Lessor with a written list of any and all hazardous materials, as that term is defined by M.G.L. c. 21E, that Lessee intends to use and/or store at the demised premises.

         10. In executing this Commercial Lease, Lessee fully and completely understands and is aware that the remaining unleased area of the premises located at 190 Authority Drive, Fitchburg, Massachusetts, which is directly adjacent to the demised premises, may be utilized for manufacturing, light manufacturing, assembly, light assembly and/or warehouse purposes. While not making any guaranty, Lessor shall use all reasonable efforts to ensure that any use made of the remaining unleased area of the premises located at 190 Authority Drive, Fitchburg, Massachusetts, will not materially interfere with Lessee's proposed use of the demised premises.

         11. Lessee shall procure at Lessee's sole expense all necessary permits and licenses, including any and all accessory expenses associated with obtaining said permits and licenses, before using and/or occupying the demised premises and before undertaking any work on the demised premises. Lessee shall do all such work in a good and workmanlike manner, employing materials of good quality which substantially conform to the structure and materials currently existing at the demised premises.

         12. The Lessee shall not assign or sublet this Commercial Lease without first obtaining on each occasion the written consent of the Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Lessor consents to any assignment or subletting of any or all of the demised premises and the rent and other sums and considerations received by Lessee on account of such assignment or sublease of the demised premises or any part thereof, as the case may be, shall exceed the Annual Fixed Rent and additional rent due hereunder, Lessee shall pay to Lessor, as an additional charge, fifty percent (50%) of such excess less Lessee's reasonable expenses incurred to obtain such sublease or assignment, including brokerage commissions, advertising and reasonable attorney's fees. Such excess shall be paid monthly as received by Lessee. No such assignment or subletting shall in any way impair the continuing primary liability of Lessee hereunder, and no consent to any assigning or subletting in a particular instance shall be deemed to be a waiver of the obligation to obtain the Lessor's approval in the case of any other assignment or subletting. Notwithstanding anything to the contrary in the foregoing or in this Commercial Lease elsewhere contained, Lessee may, without either notice to or consent of Lessor, assign this Commercial Lease or sublet all or any portion of the demised premises in connection with any

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merger,  consolidation,  reorganization  or  other  corporate  restructuring  of
Lessee, or any sale of all or substantially all the stock or assets of Lessee, provided only that the successor corporation or entity acquiring Lessee's stock or assets agrees to be bound by all the terms and provisions of this Commercial Lease for the benefit of Lessor.

         13. The Lessee agrees to maintain the leased premises in the same condition as they are at the commencement of the term or as they may be put in during the term of this Lease, reasonable wear and tear, damage by fire and other casualty only excepted. Whenever necessary, Lessee shall replace plate glass and other glass therein, acknowledging that the leased premises are now in good order and the glass whole. The Lessee shall not permit the leased premises to be overloaded, damaged, stripped, or defaced, or suffer any waste.

         14. The Lessor agrees to maintain the structural integrity of the roof, foundation and exterior walls so as not to materially interfere with Lessee's use of the premises excepting only those circumstances where damage to same has been caused by the negligence, acts or omissions of the Lessee, its assigns, agents or employees.

         15. The Lessee agrees to keep the demised premises in good order and repair, and in at least as good order and repair as they are in on the commencement date, reasonable use and wear and damage by fire or casualty only excepted; and to keep all fixtures and equipment now or hereafter on the demised premises, including, without limitation, all interior walls, all floors, all heating, plumbing, electrical, air conditioning, and mechanical fixtures and equipment serving only the demised premises, in good order and repair, and in at least as good order and repair as they are in on the commencement date, reasonable wear and tear and damage by fire or casualty only excepted; and to make all repairs and replacements and to do all other work necessary for the foregoing purposes, both ordinary and extraordinary. It is further agreed that the exception of reasonable use and wear shall not apply so as to permit Lessee to keep the demised premises in anything less than suitable, efficient and usable condition considering the nature of the demised premises and the use reasonably made thereof, or in less than good order, repair, and condition.

         16. Lessee agrees to pay its pro rata share, as defined in Paragraph 4 of this Commercial Lease, for any expenditures regarding the replacement of any fixtures and equipment which serve the premises situated at 190 Authority Drive, Fitchburg, Massachusetts. To the extent these are capital expenditures as generally defined by generally accepted accounting principles and may be amortized, any tax benefits shall be fairly apportioned between Lessor and/or any new tenant and Lessee such that Lessee shall only pay its pro rata portion of the annual charge-off of such capital expenditures determined by dividing the original cost of the capital expenditure by the number of years of useful life thereof (the useful life shall be reasonably determined by Lessor in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item).


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         17. The Lessee  shall not permit any use of the leased  premises  which will make voidable any insurance on the property of which the leased premises are a part, or on the contents of said property, or which shall be contrary to any law or regulation, from time to time, established by the New England Fire Insurance Rating Association, or any similar body succeeding to its powers.

         In the event Lessee's use or occupancy of the demised premises causes any increase in insurance premiums for the buildings or premises located at 180
- -  190  Authority  Drive,  Fitchburg,   Massachusetts,  Lessee  shall  pay  such
additional costs.

         18, The Lessee agrees to maintain in full force a comprehensive commercial liability insurance policy in the amount of $3,000,000.00 (combined single limit) written by an insurance company reasonably acceptable to the Lessor, under which the Lessee and Lessor are named as insured's or loss payees. The Lessee shall deposit with the Lessor certificates for such insurance at or prior to the commencement of the term, and thereafter within thirty days prior to the expiration of any such policies. All such insurance certificates shall provide that such policy shall not be canceled without at least ten (10) days prior written notice to each assured named therein. Each said insurance policy shall, to the extent available, include a provision by which the insurer waives all rights of subrogation against the Lessor. Any insurance policy maintained by Lessor concerning the demised premises shall, to the extent available, also include a provision by which the insurer waives all rights of subrogation against the Lessee.

         19. The Lessee shall not make structural alterations or additions to the leased premises, but may make non-structural alterations provided the Lessor consents thereto, in writing, which consent shall not be unreasonably withheld, conditioned or delayed. All such allowed alterations shall be made at the Lessee's expense and shall be in quality at least equal to the present construction. Lessee shall not permit any mechanics' liens, or similar liens, to remain upon the leased premises for labor and materials furnished to Lessee, or claimed to have been furnished to Lessee, in connection with work of any character performed or claimed to have been performed at the direction of the Lessee and shall cause any such lien of record to be released or bonded off forthwith without cost to the Lessor. Any such alterations or improvements made by the Lessee shall become the property of the Lessor at the termination of the occupancy as provided herein, unless such alterations or improvements may be removed by Lessee without damage to the structural integrity of the premises. Upon removal of same, Lessee agrees to restore the premises to its condition prior to the making of the alteration or improvement.

         20. The Lessor and Lessor's designees, shall have the right to enter upon the demised premises, during normal business hours, for the purpose of inspecting same and determining the need for repairs. If Lessee is obligated to make repairs, pursuant to the terms hereof, Lessor may demand that Lessee make same forthwith, and if Lessee refuses or neglects to commence such repairs and complete same with reasonable dispatch, after such demand,

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Lessor may (but shall not be required  to) make or cause such repairs to be made and shall not be responsible to Lessee for any loss or damage that may be accrued to Lessee's stock or business by reason thereof. If Lessor makes or causes such necessary repairs to be made, Lessee agrees to pay Lessor forthwith as additional rent, for the cost thereof, and in default of such payment, Lessor shall have the remedies provided herein as well as other remedies provided by law.

         21. The Lessee agrees to indemnify and save harmless, the Lessor from and against all claims of whatever nature arising from any act, omission, or negligence of the Lessee or Lessee's contractors, licensee's, agents, servants, or employee's, or arising from any accident, injury or damage whatsoever, caused to any person, or to the property of any person, occurring during the term hereof, in or about the demised premises. This indemnity and hold harmless agreement shall include indemnity against all reasonable costs, expenses and liabilities incurred in or in connection with any such claim or proceedings brought thereon, and the defense thereof, including reasonable attorney's fees.

         The Lessee shall save the Lessor harmless from all loss and damage occasioned by the use or escape of water or by the bursting of pipes, or by any nuisance made or suffered on the leased premises, unless such loss is caused by the negligence of the Lessor. The removal of snow and ice from the sidewalks and entrance ways bordering upon the leased premises shall be the Lessee's responsibility.

         22. The Lessee also agrees to keep Lessee's fixtures, merchandise and equipment insured against loss or damage by fire or other casualty. It is understood that Lessee assumes all risks of damage to Lessee's property arising from any cause whatsoever, including, but not limited to loss by theft.

         23. Should a substantial portion of the leased premises, or of the property of which they are apart, be damaged by fire or other casualty, or be taken by eminent domain, the Lessor may elect to terminate this Lease. When such fire, casualty, or taking renders the leased premises or a portion thereof substantially unsuitable for their intended use, a just and proportionate abatement of the rent shall be made. Lessee may elect to terminate this Lease if:

                  a. The Lessor fails to give written notice within thirty (30) days of its intention to restore the leased premises; or b. The Lessor fails to restore the leased premises to a condition substantially suitable for their intended use within ninety
                  (90) days of said fire, casualty, or
                  taking.

         If less than a substantial portion of the leased premises, or of the property of which they are a part, is damaged by fire or other casualty, or taken by eminent domain, the Lessor shall, as promptly as practicable, make arrangements to repair, reconstruct or replace the

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destroyed  portions of the leased  premises or the  property of which they are a part, to as nearly as possible the condition prior to such destruction.

         The Lessor reserves, and the Lessee grants to the Lessor, all rights which the Lessee may have for damages or injury to the leased premises for any taking by eminent domain, except for damage to the Lessee's fixtures, property, or equipment.

         24. In the event that Lessee shall default in the payment of any installment of rent or other sums herein provided for, and said default shall continue for seven (7) days after written notice to Lessee from Lessor of such default, or if the Lessee shall default in the observance or performance of any other of the Lessee's covenants, agreements, or obligations hereunder, and such default shall continue for twenty (20) days after written notice to Lessee from Lessor of such default, or if the Lessee shall be declared bankrupt or insolvent according to the law, or shall enter an assignment for the benefit of creditors, then the Lessor shall have the right thereafter to enter and take complete possession of the leased premises and to terminate this Lease and/or remove the property of the Lessee, without prejudicing any other remedies available under this Lease or at law for arrears of rent or other damages. The Lessee shall indemnify the Lessor against all loss of rent and other payments which the Lessor may incur by reason of such termination during the residue of the term of this Lease or any extension. If the Lessee shall default in the observance or performance of any conditions or covenants on the Lessee's part to be observed or performed under or by virtue of any of the provisions of this Lease, the Lessor, without being under obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Lessee. If the Lessor makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney's fees in instituting, prosecuting and defending any action or proceedings, such sums paid or obligations incurred, with interest at the rate of twelve (12%) percent per annum and costs, shall be paid to the Lessor by the Lessee forthwith as additional rent.

         25. The Lessee, subject to the terms and conditions of this Lease, on payment of the rent and observing, keeping, and performing all of the terms and provisions of this Lease on their part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the demised premises during the term hereof without hinderance or rejection by any persons claiming under Lessor.

         26. Any notice from the Lessor to the Lessee relating to the leased premises, or to the occupancy thereof, shall be deemed duly served, if left at the leased premises, addressed to the Lessee, or mailed to the leased premises, registered or certified mail, return receipt requested, postage prepaid, and addressed to the Lessee. Any notice to the Lessor by the Lessee relating to the leased premises or to the occupancy thereof, shall be deemed duly served if mailed to the Lessor by registered or certified mail, return receipt requested, postage prepaid, and addressed to the Lessor at 180 Authority Drive, Fitchburg, Massachusetts,

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01420,  or such other  address as the Lessor  may,  from time to time  advise in writing, with a copy to John M. Dombrowski, Esq., 32 School Street, Leominster, Massachusetts, 01453.

         27. If the Lessee wishes to continue its tenancy after the end of the leased term, he will notify the Lessor in writing at least ninety (90) days before the end of the lease term, and join in negotiations as to the rental and other terms of an extension or renewal. If it fails to give such notice, or if the parties are unable to agree on the terms of continued tenancy, the Lease shall end at the conclusion of the original term. Nothing contained in this paragraph shall, however, obligate the Lessor to extend the period of the Lessee's occupancy, or to negotiate new terms if it wishes for any reason to have the Lease terminated at the end of the original term.

         28. The Lessee shall at the expiration or other termination of the Lease, remove all Lessee's goods and effects from the leased premises (including, without hereby limiting the generality of the foregoing, all signs or lettering affixed or painted by the Lessee, either inside or outside the leased premises). Lessee shall deliver to the Lessor the leased premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the leased premises, in the same condition as they were at the commencement of the term, or as they were put in during the term hereof, reasonable wear and tear and damage by fire or other casualty only excepted. In the event of the Lessee's failure to remove any of the Lessee's property from the premises, Lessor is hereby authorized, without liability to Lessee for loss or damage thereto, and at the sole risk of the Lessee, to remove and store any of the property at Lessee's expense or to retain same under Lessor's control or to sell at public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sums due hereunder, or to dispose of such property.

         29. The Lessor shall in no event be in default in the performance of any of its obligations hereunder unless and until Lessor failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default after written notice by Lessee to Lessor pursuant to paragraph 26 of this Commercial Lease properly specifying wherein the Lessor has failed to perform any such obligation.

         30. Failure on the part of the Lessor to complain of any action or non-action on the part of the Lessee, no matter how long the same may continue, shall never be deemed to be a waiver by Lessor of any of its rights hereunder. No waiver at any time of any of the provisions hereof by Lessor shall be construed as a waiver of any of the other provisions hereof and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Lessor to or of any action by Lessee requiring Lessor's consent or approval shall not be deemed to waive or render unnecessary Lessor's consent or approval to or of any subsequent similar act by Lessee.


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         Similarly,  failure on the part of the Lessee to complain of any action or non-action on the part of the Lessor, no matter how long the same may continue, shall never be deemed to be a waiver by Lessee of any of its rights hereunder. No waiver at any time of any of the provisions hereof by Lessee shall be construed as a waiver of any of the other provisions hereof and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Lessee to or of any action by Lessor requiring Lessee's consent or approval shall not be deemed to waive or render unnecessary Lessee's consent or approval to or of any subsequent similar act by Lessor.

        31. No payment by Lessee, or acceptance by Lessor, of a lesser amount then shall be due from Lessee to Lessor shall be treated otherwise than as a payment on account. The acceptance by Lessor of a check for a lesser amount, with an endorsement of statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full shall be given no effect, and Lessor may accept such check without prejudice to any other rights or remedies which Lessor may have against Lessee.

        32. If any term or provision of this Lease, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

        33. Lessee shall have the right of first refusal to lease the unleased adjacent area within 190 Authority Drive, Fitchburg, Massachusetts, which consists of approximately 17,500 square feet. Lessor shall notify Lessee of any offer from any other prospective tenant, which Lessor in its sole discretion deems tenable, for said unleased adjacent area and shall provide Lessee with copies of any written offer or letter of intent submitted by the prospective tenant. Lessee shall have the option to match this offer within five (5) business days of receipt of Lessor's notice. This right of first refusal shall extend to each and every offer from any prospective tenant deemed tenable by Lessor during the term of this Commercial Lease.

        34. Upon reasonable notice to Lessor and/or any subsequent tenant of the said unleased adjacent area, Lessee shall have the right to occasional use of the loading docks, which docks are not included in the demised premises, as indicated on Exhibit A of this Commercial Lease, for the purposes of loading and unloading various equipment and supplies.

        35. Lessee agrees to provide and pay for regular, ongoing trash removal service adequate to ensure that the demised premises are kept in a clean and orderly condition. Lessee agrees that such trash removal service shall be performed by a vendor acceptable to Lessor.

        36. Lessee shall have the right to use twenty-five (25) designated parking spaces for itself, its employees, invitees, customers and other persons visiting the demised premises,

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which parking spaces are situated directly in front of the main entrance between
180 and 190 Authority Drive, Fitchburg, Massachusetts, as more specifically shown on Exhibit "B" of the Commercial Lease attached hereto.

         37. Within thirty (30) days of the execution of this Commercial Lease, Lessee shall construct safety railings in said loading dock area for the protection of bottle gas storage, compressors and the like.

         38. Lessor and Lessee represent and warrant each to the other that neither has employed any broker other than Anderson-Howard Commercial Real
Estate, 54 Main Street, Leominster, Massachusetts with respect to this Commercial Lease and each shall hold harmless the other from any claim for brokerage or other commission arising from any breach of the foregoing warranty. Lessor shall pay all brokers fees of Anderson-Howard Commercial Real Estate.

         39. Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the heirs, legal representatives, successors and assigns, respectively, of the Lessor and the Lessee.

         40. This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

         41. This Lease shall be subject and subordinate to any and all mortgages, deeds of trust, and other instruments in the nature of a mortgage now or at any time hereafter on the property of which the leased premises are a part, provided that Lessor shall use best efforts to obtain from the current and any future holder of any mortgage, deed of trust or other instrument for the benefit of Lessee a so-called recognition and non-disturbance agreement in form and substance reasonably acceptable to such mortgagee and to Lessee. Lessee shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to said mortgages, deeds of trust, or other instruments in the nature of a mortgage.

         42. In the event Lessor decides to sell the premises located at 190 Authority Drive, Fitchburg, Massachusetts, Lessor agrees to notify Lessee of its intention prior to advertising or listing the premises with a real estate broker and to entertain any offers to purchase said premises from Lessee.

         43. This instrument contains the entire agreement between the parties and supersedes all prior or contemporaneous oral or written agreements, and it may not be modified except by a writing signed and/or executed by all parties.


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         44.  Reference in this Lease agreement to the Lessee shall be deemed to refer to the Lessee or Lessees named herein, and if there are more than one Lessee, their obligations hereunder shall be joint and several.

         IN WITNESS WHEREOF, the parties hereto set their hands and seals as of the lst day of November, 1995.

                                              Hereunto  duly  authorized,
                                              LESSOR:


                                              Janice M. Bouchard, Trustee of
                                              Authority Drive Realty Trust

                                              Hereunto  duly  authorized,
                                              LESSEE:




                                              Jack P. Dreimiller, Chief
                                              Financial Officer
                                              Precision Optics Corporation, Inc.

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                                    EXHIBIT A

That certain parcel of land located on the southerly side of Authority Drive, Fitchburg, Massachusetts, shown as Lot 6B on the plan titled "Plan of Land in Fitchburg, Massachusetts, for Fitchburg Redevelopment Authority" dated June 7, 1982, recorded in Worcester Northern District Registry of Deeds, Plan Book 256, Plan 7, Large Plan Book 21, Plan 21, bounded and described as follows:

Beginning at the northeasterly corner thereof at the point in the southerly sideline of Authority Drive which is the most northwesterly corner of Lot 6C shown in the plan recorded in said Registry of Deeds, Plan Book 264, Page 1,

THENCE S. 87(degree) 59' 42" W., along the southerly sideline of Authority Drive, five hundred fifty-five and 63/100 (555.63) feet, to a point;

THENCE westerly, along the southerly sideline of Authority Drive, by a curve to the right with a radius of 530.00 feet, eighty-five and 00/100 (85.00) feet measured along the arc of the curve, to Lot 6A on said plan;

THENCE S. 2(degree) 48' 30" E., by Lot 6A, three hundred thirty-five and 84/100 (335.84) feet, to a corner at State Highway Route 2;

THENCE easterly along the State Highway by a curve to the right with a radius of 2,900.00 feet, six hundred twenty-one and 32/100 (621.32) feet measured along the arc of the curve, to a point;

THENCE S. 84(degree) 10' 13" E., along the State Highway fifteen and 85/100 (15.85) feet, to a corner, at said Lot 6C;

THENCE N. 2(degree) 00' 18" W., along said Lot 6C, three hundred forty-nine and 54/100 (349.54) feet to the place of beginning.

Containing 209,173 square feet.

EXCEPTING from the above described parcel of land (i.e. Lot 6B) is the triangular piece of land (located in the southeasterly corner of Lot 6B) taken by the Commonwealth of Massachusetts (along with adjoining land) by the Notice of Taking dated March 23, 1983 recorded in said Registry of Deeds, Book 1312, Page 491. See also Plan Book 261, Page 13, Large Plan Book 22, Page 5, and, in particular, Parcel 4-17 on Sheet 4 of 10. The approximate description of said triangular piece of land is:

BEGINNING at the southeasterly corner of Lot 6B as shown on said plan recorded in said Registry of Deeds, Plan Book 256, Plan 7, Large Plan Book 21, Plan 21;

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THENCE N. 2(degree) O' 18" W., beside Lot 6C referred to hereinabove 48.58 feet, to the northerly sideline of the State Highway taking;

THENCE S. 72(degree) 13' 11" W., by the northerly sideline of the State Highway taking 124.91 feet to the former location of the State Highway (said former location being the southerly sideline of Lot 6B as described above);

THENCE easterly by a curve to the right with a radius of 2,900.00 feet, along the southerly boundary of Lot 6B as described above, approximately 105.25 feet measured along the arc of said curve, to a point;

THENCE S. 84(degree) 10' 13" E., along the southerly boundary of Lot 6B as shown on said plan, 15.85 feet to the place of beginning.

CONTAINING approximately 2,750 square feet of land.

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